Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-141227) pertaining to the 2006 Long-Term Incentive Plan of Allegiant Travel Company of our report dated March 30, 2007, with respect to the consolidated financial statements of Allegiant Travel Company, included in the Annual Report on Form 10-K for the year ended December 31, 2006.

/s/ Ernst & Young LLP
Las Vegas, Nevada
March 30, 2007